  EXHIBIT 99.1

Tropical Racing, Inc. becomes lead investor and strategic partner in Game of Silks, Inc.

VERSAILLES, KENTUCKY - December 10, 2021 - Tropical Racing, Inc., a Florida corporation (“Tropical”) has expanded its reach through an investment in Game of Silks, Inc., a Delaware corporation, a venture intended to introduce the thoroughbred horse racing industry to the next generation of sporting enthusiasts. The industry seeking to attract the Millennial and future generations to pedigree racing, and management of Tropical believes its partnership with Game of Silks will bring an influx of fans and exhilaration to the sport.

Game of Silks endeavors to make owning thoroughbreds and horse farms a reality for the masses and introduce the excitement of thoroughbred racing to a new generation of enthusiasts through a derivative blockchain-based metaverse powered by a native play-to-earn (P2E) economy.

“The transaction announced today represents a unique opportunity for Tropical Racing and our shareholders. We are optimistic the transaction and our partnership have the potential to accelerate Tropical’s growth and enhance our results of operations,” said Troy A. Levy, Chief Executive Officer of Tropical.

About Tropical Racing, Inc.

Tropical is a thoroughbred horse breeding and racing company that operates its business primarily through three functions: horse ownership syndication; horse training, breeding, and racing; and pinhooking of young thoroughbred livestock. Tropical has one active wholly-owned subsidiary - Circle 8 Ranch Corp. - a corporation organized under the State of Florida on or about March 9, 2019. Tropical was incorporated on March 31, 2017 in the State of Florida and was authorized to do business in the State of Kentucky on February 19, 2019. Our principal office is located at 1740 Grassy Springs Road, Versailles, Kentucky 40383. Our telephone number is +1 (561) 513-8767.

To the extent statements contained in this news release are not descriptions of historical facts regarding Tropical Racing, Inc. they should be considered "forward-looking statements," as described in the private securities litigation reform act of 1995, that reflect management's current beliefs and expectations. You can identify forward-looking statements by words such as" anticipate," "believe," "could," "estimate," "expect," "forecast," "goal," "hope," "hypothesis," "intend," "may," "plan," "potential," "predict," "project," "should," "strategy," "will," "would," or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes. Forward-looking statements contained in this news release include, but are not limited to, statements regarding: (i) the success and timing of our business activities; (ii) our ability to meet our milestones; and (iii) our ability to select, purchase and train thoroughbred assets with profit-yielding potential. Forward-looking statements are subject to known and unknown factors, risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. Undue reliance should not be placed on forward-looking statements. We undertake no obligation to update any forward-looking statements.